Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

February 4, 2026

Exhibit 5.1 and 23.2

FMC Corporation
2929 Walnut Street

Philadelphia, Pennsylvania 19104

Ladies and Gentlemen:

We have acted as counsel for FMC Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act 5,250,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), which may become issuable pursuant to the FMC Corporation 2026 Incentive Stock Plan (the “2026 Plan”) if the 2026 Plan is approved by the Company’s stockholders at the annual general meeting of stockholders to be held on April 28, 2026. As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We, as the Company’s counsel, have examined originals or copies of such documents, corporate records and other instruments and such matters of fact and law as we have deemed necessary or advisable for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the Shares that may become issuable pursuant to the 2026 Plan have been duly authorized and, when and to the extent issued in accordance with the terms of the 2026 Plan, will be legally and validly issued, fully paid and non-assessable, provided that the 2026 Plan is approved by the Company’s stockholders at the annual general meeting of stockholders to be held on April 28, 2026.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is provided to the Securities and Exchange Commission for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without express written consent.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

February 4, 2026	2